DELTA PETROLEUM CORPORATION
Roger A. Parker, President, CEO and Chairman
Kevin K. Nanke, CFO
Dave Donegan, VP Corporate Communications
370 17th Street, Suite 4300
Denver, Colorado 80202

For Immediate Release

                     DELTA PETROLEUM CORPORATION ANNOUNCES
                    SUBSTANTIAL PRODUCTION GAINS AND PROVIDES
                          UPDATE ON OPERATING ACTIVITIES

DENVER, Colorado (January 10, 2006) -- Delta Petroleum Corporation (NASDAQ:
DPTR), an independent energy exploration and development company, today provided the following update regarding its production, drilling and other operating activities.

OPERATING AND DRILLING ACTIVITIES UPDATE

     During the quarter ended December 31, 2005, Delta experienced very positive drilling results leading to significant increases in production from the Gulf Coast region in Texas and the Piceance Basin in Colorado. The Company participated in the drilling of 16 gross wells (11.6 net wells), with an overall success rate of 87%. On a gross basis, nine gas wells, five oil wells and two dry holes were drilled in the fourth quarter of 2005, and drilling was underway on nine wells at the end of the quarter.

     As of December 31, 2005, the Company's net production approximated
56 million cubic feet equivalents (Mmcfe) per day. Net productive poten-tial approximated 58 Mmcfe per day, but actual production was restricted by pipeline and surface production facility constraints. These restrictions are described in the project review below, and the Company is working to address the production bottlenecks. For the quarter ending March 31, 2006, the Company expects production to total 4.6 to 4.8 billion cubic feet equivalents
(Bcfe). "We are very pleased with recent drilling results in all of our operated areas of activity," commented Roger Parker, Chief Executive Officer of Delta Petroleum Corporation. "We believe our continued progress will allow for more substantial production and proved reserve increases in 2006."

     Production for the quarter ended December 31, 2005 will not achieve previous provided guidance due to drilling- and weather-related delays. Drilling delays of a single well in the Austin Chalk alone contributed to approximately 0.2 Bcf of lost production for the quarter although management is very encouraged by the fact that the Company met its exit rate guidance. These delays are discussed in detail below. Production statistics for the quarter and half year 2005 will be finalized and reported in the Company's Annual Report on Form 10-K for the period ending December 31, 2005, which will be filed with the SEC in March 2006.

Upper Gulf Coast Texas

     Midway Loop (Polk and Tyler Counties, various WI) - The Company completed the Best Kenesson Wilsource #1 (37% WI) at the end of December. Over a four-day period the well tested at a consistent rate of approximately 25 Mmcf of gas per day and 2,200 barrels of condensate per day. The well is currently delivering 15 Mmcf and 1,500 barrels of condensate per day into the sales line. The sales rate is restricted by the current capacity of surface facilities that are in the process of being upsized to handle a daily sales rate of 20 Mmcf of gas and 2,000 barrels of condensate. The well is a dual horizontal lateral test of the "C" zone of the Austin Chalk, with approximately 8,500' of total lateral drilled. Initial production from the well was delayed by 30 days when it became necessary to re-drill the second horizontal lateral. Horizontal Austin Chalk wells have steep initial production decline profiles but can be prolific and typically recover substantial reserves. The Best Kenesson well is expected to recover up to 15 billion cubic feet of gas equivalents based on the analysis of comparable
Chalk wells in the area that have longer production histories. Delta has additional leasehold ownership with various working interests in 14 spacing units in the immediate area of the well. A second well (45% working interest) in the project will begin drilling within the next few weeks.

     Newton Field (Newton County, 100% WI) - Development of the Newton Field continues to meet management expectations, resulting in consistent production growth. As of December 31, 2005, net production approximated 11.8 Mmcfe per day, compared with net daily production of approximately 8.0 Mmcfe in July 2005 and 4.8 Mmcfe in January 2005. Net peak production of 20 Mmcfe per day should be achieved later this year. During the quarter, the Company began processing its 50 square mile 3-D seismic survey around the Newton Field, and several new opportunities have been identified based on preliminary interpretation.

     Most of the completion activity occurred during the month of December, as hurricane-related delays in third party services continued into November. These delays resulted in a production shortfall for the quarter. The Company has one rig actively drilling and expects to move a second rig, DHS Drilling Company Rig # 10, into the Newton Field later this quarter.

Central Gulf Coast Texas

     Opossum Hollow Field (McMullen County, 98% WI) - The Company is drilling the Morrill Sligo #1 to test a seismically defined deeper Sligo feature beneath the shallow Opossum Hollow Field. The well has reached a depth of approximately 11,400' with an expected total depth of 14,500'. The project has relatively low geologic risk and appears to contain substantial reserves that should support the drilling of additional wells in 2006.

Piceance Basin - Colorado

     Vega Unit (Mesa County, 100% WI) - The Company continues to experience better-than-expected production performance from its initial wells in the Vega Unit. Vega is typical of the repeatable tight gas sand resource projects found in the Piceance Basin. During the fourth quarter of 2005, the Company drilled four wells, completed two wells and recompleted one well. As of December 31, 2005, two wells were awaiting completion and drilling was underway on another well. As of the end of the quarter, production from the Unit approximated 5 Mmcf per day (4 Mmcf/d net) and was constrained by third party processing and pipeline facilities. The wells are located throughout the Unit and have experienced average initial production rates of 1.3 to 2.0 Mmcf per day. The Company expects future wells to produce at similar rates. During the most recent quarter, completion activities in the Vega Unit were also delayed by approximately 30 days due to severe weather. The Company expects to accelerate development in the spring by assigning a second DHS drilling rig to the Vega Unit.

     Before starting the current development program, the Company recognized that pipeline constraints would limit the pace of development in Vega. To address this challenge, Delta entered into a venture with a third party to build a new pipeline to transport gas to an existing interstate line that has excess capacity. The pipeline project, which will have adequate capacity for full development of the Vega Unit, is currently under development and should be fully operational by the middle of the second quarter of 2006.

     Garden Gulch Field (Mesa County, 25% WI) - Located approximately 25 miles NW of Vega, this is a non-operated development project. During the fourth quarter of 2005, three wells were drilled and one well was completed in Garden Gulch Field. Initial per-well production rates have ranged between
1.3 to 2.0 Mmcf per day. The field is currently being developed with two drilling rigs.

Wind River Basin - Wyoming

     Howard Ranch project (Fremont County, 50-100% WI) - During the fourth quarter the Company reached total depth of 18,520' on the Diamond State 36-13 (100% WI). This well was completed in the lowest four sands of the Mesaverde Formation and produced at initial rates of 1.4 Mmcfe per day with little associated water. The well was shut-in mid-December in order to perform bottom hole pressure tests and evaluate effective drainage of the reservoir. Management believes the bottom hole pressure information will allow for optimal frac design that can increase initial production rates from the remaining 37 productive sands in the well (16 productive sands in the Mesaverde section alone). The four sands that were completed in the lowest part of the Mesaverde Formation demonstrated production consistent with expectations. The Company expects to finish pressure testing and complete additional sands within the Mesaverde section by the end of January.

     During December, casing was set on the Gates Butte Unit 10-17 (50% WI) to a depth of 12,774'. The drilling rig (DHS Rig #7) was moved off location as required by federal government winter stipulations, and the Company expects to deepen the well when such stipulations are removed in the spring. DHS Rig #7 is currently under contract with another operator and is expected to move shortly to the Columbia River Basin in Washington State, where the Company has a significant leasehold position. The Copper Mountain Unit 35-13 (100% WI) is currently fishing at a depth of 15,560'. This well is expected to drill to a total depth of 19,000'.

Eastern DJ Basin - Colorado

     During the quarter the Company participated in the drilling of two non-operated (50% WI) Niobrara formation wells. Both wells are waiting on completion. The Company is currently reprocessing its DJ Basin 3D seismic data using several advanced techniques. This processing calculates numerous attributes of the seismic traces and utilizes neural networks to classify the data. Delta will use the results to augment its structural and stratigraphic interpretation of the basin and expects to initiate a new drilling program by the end of the current quarter.

Paradox Basin - Utah and Colorado

     The Company has acquired approximately 80,000 gross (50,000 net) acres in the Paradox Basin of SW Colorado and SE Utah. Early in the first quarter of 2006, Delta will commence a drilling program to test three distinct geologic concepts within the basin. Each of the concepts is a resource project and, upon success of any of the wells, the Company anticipates initiating a continuous drilling program to develop the resource potential.

OTHER ACTIVITY

Offshore California Litigation

     On November 15, 2005, the United States Court of Federal Claims issued a favorable ruling related to claims of Delta and other plaintiffs in longstanding litigation regarding certain leases in federal waters offshore California. The court granted the plaintiffs' motion for summary judgment as to liability, and partial summary judgment as to damages in the breach of contract lawsuit Amber Resources Company et al. v. United States, Case No. 2-
30. Delta's net share of the $1.1 billion award is approximately $121 million. Certain outstanding claims must still be addressed by the court, and any final ruling will be subject to appeal. No payments will be made until all appeals have either been waived or exhausted.

DHS Drilling Company

     DHS owns eleven drilling rigs, nine of which are currently operating. Two rigs are being rebuilt and should become operational during the current
quarter.  The rigs have depth capacities of 7,500' to 20,000'.   DHS is
currently in the process of attempting to expand its drilling rig fleet. Delta owns 49.5% of DHS, and the subsidiary's results are consolidated into the Company's financial statements.

Merger with Castle Energy Corporation

     As previously announced on November 8, 2005, Delta has entered into a merger agreement with Castle Energy Corporation ("Castle") that has been approved by both Boards of Directors. Delta will acquire Castle, which holds 6,700,000 shares of Delta, and would issue 8,500,000 shares of its common stock to Castle's shareholders, for a net issuance of 1,800,000 shares of common stock. Castle also has additional assets of approximately $40 million which is comprised of cash and producing oil and gas properties located in Pennsylvania and West Virginia. The merger is subject to the approval of the Castle shareholders and is expected to close during the first quarter of 2006.

     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company's core areas of operations are the Gulf Coast and Rocky Mountain Regions, which comprise the majority of its proved reserves, production and long term growth prospects. Its common stock is traded on NASDAQ under the symbol "DPTR."

Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns effecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. Please refer to the Company's Securities and Exchange Commission filings for additional information.



        For further information contact the Company at (303) 293-9133 or via email at info@deltapetro.com
                                 OR
          RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

                    SOURCE:  Delta Petroleum Corporation